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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                           EXLSERVICE HOLDINGS, INC.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                  302081 10 4
                                 (CUSIP Number)


                               DECEMBER 31, 2007
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_] Rule 13d-1(b)
           [_] Rule 13d-1(c)
           [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 2
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1.   NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vikram Talwar
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [X]
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3.   SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
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                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 472,119
      SHARES BENEFICIALLY                   -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 1,323,703
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 472,119
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 1,323,703
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,795,822
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.25%
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12.  TYPE OF REPORTING PERSON

     IN
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-------------------------                                 ---------------------
CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 3
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1.   NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Urvashi Talwar
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 -0-
      SHARES BENEFICIALLY                   -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 1,239,703
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 -0-
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 1,239,703
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,239,703
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.3%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 4
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1.   NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Talwar 1994 Trust
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [X]
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3.   SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 1,155,703
      SHARES BENEFICIALLY                   -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 -0-
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 1,155,703
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 -0-
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,155,703
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.0%
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12.  TYPE OF REPORTING PERSON

     OO
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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 5
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         This  Schedule  13G is filed by the  undersigned  with  respect to the shares of Common Stock, par value $0.001 per share (the "Common Stock"), of ExlService Holdings, Inc. (the "Company").

Item 1   (a).   Name of Issuer:

                ExlService Holdings, Inc.

Item 1   (b).   Address of Issuer's Principal Executive Offices:

                350 Park Avenue
                New York, New York 10022

Item 2   (a).   Name of Person Filing:

                (i)     Vikram Talwar ("Mr. Talwar");

                (ii)    Urvashi Talwar ("Mrs. Talwar");

                (iii)   The  Talwar 1994  Trust (the "Talwar  1994  Trust") and
                        together   with  Mr.  Talwar  and  Mrs.   Talwar,   the
                        "Reporting Persons").

                        The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

Item 2   (b).   Address of Principal Business Office or, if none,  Residence of each Reporting Person:

                        c/o ExlService Holdings, Inc.
                        350 Park Avenue
                        New York, New York 10022


Item 2   (c).   Citizenship:

                Mr.  Talwar - United  States of  America

                Mrs.  Talwar - United States of America
                The Talwar 1994  Trust - California

Item 2   (d).   Title of Class of Securities:

                Common Stock, par value $0.001 per share
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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 6
-------------------------                                 ---------------------



Item 2   (e).   CUSIP Number:

                        302081 10 4

Item 3. This Schedule 13G Statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.         Ownership

                        Mr. Talwar directly owns 43,500 shares of Common Stock. In addition, Mr. Talwar is the sole trustee of the Vikram Talwar 2004 Grantor Retained Annuity Trust (the "Vikram Talwar 2004 GRAT"), which directly owns 228,619 share of Common Stock and Mr. Talwar is also the sole trustee of the Vikram Talwar 2007 Grantor Retained Annuity Trust (the "Vikram Talwar 2007 GRAT"), which directly owns 200,000 share of Common Stock.

                        As such, Mr. Talwar has sole dispositive and voting power over the 472,119 shares of Common Stock held by him directly and held by the Vikram Talwar 2004 GRAT and the Vikram Talwar 2007 GRAT.

                        Mrs. Talwar does not directly own, or have sole dispositive or voting power over, any shares of Common Stock.

                        Mr. Talwar and Mrs. Talwar may be deemed to beneficially own the 1,155,703 shares of Common Stock directly owned by the Talwar 1994 Trust. Mr. Talwar and Mrs. Talwar are co-trustees of the Talwar 1994 Trust and share dispositive and voting power over the 1,155,703 shares of Common Stock owned by the Talwar 1994 Trust.

                        Mr. Talwar and Mrs. Talwar may be deemed to beneficially own 84,000 shares of Common Stock directly owned by the Vikram Talwar 2004 Spousal Lifetime Access Trust (the "Vikram Talwar SLAT"). Mrs. Talwar is a
                        co-trustee of the Vikram Talwar SLAT and shares dispositive and voting power over the 84,000 shares of Common Stock owned by the Vikram Talwar SLAT.

                        Mr. Talwar and Mrs. Talwar may be deemed to beneficially own 84,000 shares of Common Stock directly owned by the Urvashi Talwar 2004 Spousal Lifetime Access Trust (the "Urvashi Talwar SLAT"). Mr. Talwar is a co-trustee of the Urvashi Talwar SLAT and shares dispositive and voting power over the 84,000 shares of Common Stock owned by the Urvashi Talwar SLAT.
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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 7
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Item 5.         Ownership of Five Percent or Less of a Class

                        If this statement is being filed to report the fact that as of the date hereof a reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]:

                        Each of Mrs. Talwar and the Talwar 1994 Trust has ceased to be the beneficial owner of more than five percent of the Common Stock.

Item 6.         Ownership  of More than  Five  Percent  on  Behalf  of  Another
                Person.

                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                        Not Applicable

Item 8.         Identification and Classification of Members of the Group

                        Not Applicable

Item 9.         Notice of Dissolution of Group

                        Not Applicable

Item 10.        Certifications

                        Not Applicable



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CUSIP No. 302081 10 4              SCHEDULE 13G                   Page 8
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                                    SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2008


                                              /s/ Vikram Talwar
                                              -----------------------------
                                              Vikram Talwar


                                              /s/ Urvashi Talwar
                                              -----------------------------
                                              Urvashi Talwar



                                              THE TALWAR 1994 TRUST


                                              By:  /s/ Vikram Talwar
                                                   ------------------------
                                                   Vikram Talwar, Trustee


                                              By:  /s/ Urvashi Talwar
                                                   ------------------------
                                                   Urvashi Talwar, Trustee